Exhibit 4.38

Dated 11 October 2013
as amended and restated on 1 June 2018
RIGHTMOVE OWNERS INC.
as Borrower
and
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
and
DVB BANK SE
as Agent, Arranger and Security Trustee
LOAN AGREEMENT
relating to a loan facility of (originally) up to US$30,000,000 to part-finance the acquisition cost of a
Capesize bulk carrier constructed
at Shanghai Jiangnan Changxing Shipbuilding Co. Ltd., China
having builder's hull number 1239 and named "HUAHINE"
WATSON FARLEY
&
WILLIAMS

Index
Clause		Page
1	Interpretation	1
2	Facility	18
3	Position of the Lenders	18
4	Drawdown	19
5	Interest	20
6	Interest Periods	22
7	Default Interest	22
8	Repayment and Prepayment	24
9	Conditions Precedent	26
10	Representations and Warranties	27
11	General Undertakings	31
12	Corporate Undertakings	37
13	Insurance	38
14	Ship Covenants	44
15	Security Cover	49
16	Payments and Calculations	51
17	Application of Receipts	53
18	Application of Earnings	54
19	Events of Default	55
20	Fees and Expenses	61
21	Indemnities	62
22	No Set-off or Tax Deduction	64
23	Illegality, etc	66
24	Increased Costs	67
25	Set-Off	69
26	Transfers and Changes in Lending Offices	70
27	Variations and Waivers	75
28	Notices	76
29	Supplemental	78
30	Law and Jurisdiction	79
31	Bail-In	80
Schedules
Schedule 1 Lenders and Commitments		81
Schedule 2 Drawdown Notice		82
Schedule 3 Condition Precedent Documents		83
Schedule 4 Transfer Certificate		86
Schedule 5 List of Approved Brokers		89
Schedule 6 DVB Form of Administration		90
Schedule 7 Part A Letter of Instruction to Classification Society		92
Part B Letter of Undertaking From the Classification Society		94
Schedule 8 Timetables		95
Execution
Execution Page		96

THIS AGREEMENT was made on 11 October 2013 and is amended and restated by an Amending and Restating Agreement dated 1 June 2018
PARTIES
(1)
RIGHTMOVE OWNERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;
(3)	DVB BANK SE, as Agent;
(4)	DVB BANK SE, as Arranger; and
(5)	DVB BANK SE, as Security Trustee.
BACKGROUND
The Lenders have agreed to make available to the Borrower a secured term loan facility in an amount of up to the lesser of (i) $30,000,000 and (ii) 60 per cent. of the market value (determined pursuant to paragraph 6 of Schedule, 3 Part B) of a Capesize bulk carrier of approximately 206,000 metric tons deadweight constructed by Shanghai Jiangnan Changxing Shipbuilding Co., Ltd. in China bearing builder's Hull No. 1239, for the purpose of part-financing the acquisition cost of that ship. The amount of $30,000,000 has been drawn down on the Drawdown Date, of which an amount of $16,500,000 is outstanding by way of principal as at the date of the Amending and Restating Agreement.
1	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Account Bank" means DVB Bank SE, acting through its office at Platz der Republik 6, D-60325 Frankfurt Am-Main, Germany or any other bank or financial institution approved by the Majority Lenders with whom the Earnings Account may be maintained;
"Accounts Pledge" means a pledge agreement creating security in respect of the Earnings Account in the Agreed Form;
"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties;
"Agent" means DVB Bank SE, acting in such capacity through its office at Platz der Republik 6, D-60325 Frankfurt Am-Main, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

"Amending and Restating Agreement" means an amending and restating agreement dated 1 June 2018 and made between, amongst others, (i) the Borrower, (ii) the Lenders, (iii) the Agent, (iv) the Arranger and (v) the Security Trustee setting out the terms and conditions on which this Agreement has been amended and restated;
"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);
"Approved Broker" means any of the brokers listed in Schedule 5 and, in the plural, means all of them;
"Approved Flag" means the flag of Malta, Liberia, the Marshall Islands or any other flag which the Agent may, with the authorisation of the Majority Lenders, approve as the flag on which the Ship may be registered;
"Approved Flag State" means Malta, Liberia, the Marshall Islands or any other country in which the Agent may, with the authorisation of the Majority Lenders, approve that the Ship may be registered;
"Approved Manager" means, in relation to the technical and commercial management of the Ship, TMS Dry Ltd., a corporation incorporated in The Marshall Islands and maintaining a law 89 shipmanagement office at 11 Fragkokklisias Street, 151 25 Maroussi, Greece or either:
(a)	any other company in the same legal and beneficial ownership and control as TMS Dry Ltd.; or
(b)	any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the commercial or, as the case may be, technical manager of the Ship;
"Approved Manager's Undertakings" means a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee, agreeing certain matters in relation to the commercial and technical management of the Ship and subordinating its rights against the Ship and the Borrower to the rights of the Lenders under the Finance Documents, in the Agreed Form;
"Arranger" means DVB Bank SE, acting in such capacity through its office at Platz der Republik 6, D-60325 Frankfurt Am-Main, Germany, or any successor;
"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)
the earlier of (i) the date on which the Contract is assigned and/ or novated in favour of any third party, (ii) Delivery Date of the Ship and (iii) 31 December 2013 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
"Bail-In Action" means the exercise of any Write-down and Conversion Powers;

"Bail-In Legislation" means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
"Balloon Instalment" has the meaning given in Clause 8.1(b);
"Borrower" means RIGHTMOVE OWNERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands;
"Builder" means Shanghai Jiangnan Changxing Shipbuilding Co. Ltd., a company incorporated and existing under the laws of the People's Republic of China having its registered office at No. 2468 Changxing Jiangnan Avenue, Changxing Town, Chongming County, Shanghai 201913, The People's Republic of China;
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London (in relation to a determination of an interest rate only), Frankfurt (in relation to funding only), New York (in relation to Dollar payments only) and otherwise Amsterdam, Athens and Piraeus;
"Charterparty" means any time charterparty in respect of the Ship of a duration (or capable of being or exceeding a duration) of 12 months or more, made on terms and with a charterer in all respects acceptable to the Agent;
"Charterparty Assignment" means a specific deed of assignment of the rights, title and interests of the Borrower in respect of any Charterparty in the Agreed Form;
"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);
"Contract" means the shipbuilding contract dated 17 May 2010 entered into between the Builder and CSTC and the Original Buyer (as amended and supplemented by an addendum No. 1 dated 17 May 2010, an addendum No. 2 dated 9 November 2012, an addendum No. 3 dated 26 April 2013 and an addendum No. 4 dated 18 June 2013 and novated, amended and supplemented by a novation agreement (the "Novation Agreement") dated 17 April 2013 pursuant to which the Original Buyer novated its rights, obligations and liabilities under that shipbuilding contract to the Borrower) in respect of the construction of the Ship by the Builder and its purchase by the Borrower;
"Contract Price" means $51,400,000, being the acquisition cost in respect of the Ship payable to the Builder pursuant to Article II of the Contract;
"Contractual Currency" has the meaning given in Clause 21.4;

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;
"Corporate Guarantee" means the irrevocable, unconditional and on-demand guarantee of the obligations of the Borrower under this Agreement and the Finance Documents to which the Borrower is a party, executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Security Trustee in the Agreed Form;
"Corporate Guarantor" means Dryships Inc., a corporation incorporated and validly existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands;
"Creditor Party" means the Agent, the Security Trustee, the Arranger or any Lender, whether as at the date of this Agreement or at any later time;
"CSTC" means China Shipbuilding Trading Company Limited, a company organised and existing under the laws of the People's Republic of China and having its registered office at Fangyuan Mansion, 56 (Yi), Zhongguancum Nondajie, Beijing 100044, The People's Republic of China;
"Delivery Date" means the date on which the Ship was actually delivered to the Borrower pursuant to the Contract;
"Dollars" and "$" means the lawful currency for the time being of the United States of America;
"Drawdown Date" means the date requested by the Borrower for the Loan to be advanced, or (as the context requires), the date on which the Loan is actually advanced;
"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);
"DVB Form of Administration" means a form to be issued by the Borrower to the Agent in the form set out in Schedule 6;
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b);
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and
(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

"Earnings Account" means an account in the name of the Borrower with the Account Bank designated "Rightmove Owners Inc. - Earnings Account" and into which all Earnings are paid in accordance with Clause 18.1, or any other account which is designated by the Agent as the Earnings Account for the Ship for the purposes of this Agreement;
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway;
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release of Environmentally Sensitive Material from the Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
"Event of Default" means any of the events or circumstances described in Clause 19.1; "FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;
"Finance Documents" means:
(a)	this Agreement;
(b)	the Agency and Trust Agreement;
(c)	the Corporate Guarantee;
(d)	the General Assignment;
(e)	the Mortgage;
(f)	the Account Pledge;
(g)	any Charterparty Assignment;
(h)	the Shares Pledge;
(i)	the Amending and Restating Agreement;
(j)	the Approved Manager's Undertakings; and
(k)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Corporate Guarantor, the Shareholder, the Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 5.8.
"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America including IFRS;
"General Assignment" means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;
"Group" means the Corporate Guarantor and its subsidiaries for the time being (including, but not limited to, the Borrower and the Shareholder) and "member of the Group" shall be construed accordingly;
"IAPPC" means a valid international air pollution prevention certificate issued under Annex VI;
"IFRS" means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;
"Initial Market Value" means the Market Value of the Ship calculated in accordance with the valuations relative thereto referred to in paragraph 6 of Schedule 3, Part B;
"Instalment" has the meaning given in Clause 8.1(a); "Insurances" means:
(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, the Earnings or otherwise in relation to the Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on the date of this Agreement;
"Interest Period" means a period determined in accordance with Clause 6;
"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan, each as of the Specified Time for Dollars;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Lender" means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;
"LIBOR" means, in relation to, the Loan or any part of the Loan:
(a)	the applicable Screen Rate as of the Specified Time for Dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or
(b)	as otherwise determined pursuant to Clause 5.5,
and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;
"Loan" means the principal amount for the time being outstanding under this Agreement;
"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;
"Majority Lenders" means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and
(b)	after the Loan has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;
"Management Agreement" means the agreement dated 17 April 2013 and made between the Borrower and the Approved Manager pursuant to which the Approved Manager has agreed to provide technical and commercial management services to the Borrower in respect of the Ship;
"Margin" means 3.25 per cent. per annum;
"Market Value" means the market value of the Ship determined in accordance with Clause 15.3;
"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of any member of the Group or the Group as a whole; or
(b)	the ability of the Borrower or any Security Party to perform its obligations under any Finance Document; or
(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Creditor Party under any of the Finance Documents;

"Minimum Liquidity" has the meaning given in Clause 11.17;
"Mortgage" means the first preferred or, as the case may be, priority ship mortgage on the Ship and, if required, a deed of covenant collateral thereto, in the Agreed Form;
"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
"Original Buyer" means Amazon Owning Company Limited, a corporation organized and existing under the laws of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, the Marshall Islands;
"Party" means a party to this Agreement;
"Payment Currency" has the meaning given in Clause 21.4;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(h);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Permitted Ultimate Beneficial Ownership Change" means the Ultimate Beneficial Owner becoming the ultimate legal, direct or indirect, beneficial owner of the total issued share capital of the Borrower by way of transfer of all the shares of the Borrower to an entity which is wholly beneficially owned by the Ultimate Beneficial Owner and approved by all the Lenders in their sole discretion, subject to Clause 19.1(k);
"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;
"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day which is 2 Business Days before the first day of that Interest Period or any other period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:
(a)	if:
(i)	the Reference Bank is a contributor to the Screen Rate; and
(ii)	it consists of a single figure,
as the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or
(b)	in any other case, as the rate at which the relevant Reference Bank could fund itself in Dollars for the relevant period with reference to the unsecured wholesale funding market.;
"Reference Banks" means, subject to Clause 26.16, the branch of DVB Bank SE at Platz der Republik 6, D-60325 Frankfurt Am-Main, Germany and the London branch of any other bank or financial institution selected by the Agent;

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an affiliate of the investment manager or investment adviser of the first fund;
"Relevant Person" has the meaning given in Clause 19.9;
"Repayment Date" means a date on which a repayment is required to be made under Clause 8;
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America; or
(b)	otherwise imposed by any law or regulation;
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;
"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Cover Ratio" means, at any relevant time, the aggregate of (i) the Market Value of the Ship and (ii) the net realisable value of any additional security provided at that time under Clause 15 expressed as a percentage of the Loan at that time;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means the Corporate Guarantor, the Shareholder, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and
(d)
the Agent, the Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means DVB Bank SE, acting in such capacity through its office at Platz der Republik, D-60325 Frankfurt Am-Main, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Servicing Bank" means the Agent or the Security Trustee;
"Shareholder" means Drybulk Investments Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands;
"Shares Pledge" means a pledge over all the shares in the Borrower in the Agreed Form;
"Ship" means the Capesize bulk carrier of approximately 206,000 metric tons deadweight constructed by the Builder for, and purchased by, the Borrower pursuant to the Contract, having Builder's Hull No. 1239, and registered, in the ownership of the Borrower with IMO No. 9587257 under an Approved Flag with the name "HUAHINE";
"Specified Time" means a day or time determined in accordance with Schedule 8;
"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;
(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower's full control; and

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower's full control;
"Total Loss Date" means:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
"Transfer Certificate" has the meaning given in Clause 26.2;
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement;
"Ultimate Beneficial Owner" means Mr. George Economou, a citizen of Greece residing, as at the date of this Agreement, at 38 Boulevard du Jardin Exotique, 98000 Monaco, and/or any of his linear descendants;
"Underlying Documents" means, together, the Contract, the Management Agreement and any Charterparty and, in the singular, means any of them;
"US" means the United States of America;
"US Tax Obligor" means:
(a)	a person which is resident for tax purposes in the US; or
(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes
"VAT" means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; and

"Write-down and Conversion Powers" means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction of certain terms
In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved" means, for the purposes of Clause 13, approved in writing by the Agent;
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;
"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months" shall be construed in accordance with Clause 1.3;
"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
"parent company" has the meaning given in Clause 1.4;
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
"subsidiary" has the meaning given in Clause 1.4;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks" includes the risk of mines, blocking and trapping and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"
A company (5) is a subsidiary of another company (P) if:
(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of 5; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of 5; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of 5 are conducted in accordance with the wishes of P, and any company of which 5 is a subsidiary is a parent company of S.

1.5	General Interpretation
In this Agreement:
(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a secured term loan facility, in a single advance, in an amount of up to the lesser of (a) $30,000,000 and (b) 60 per cent. of the Initial Market Value of the Ship. The amount of $30,000,000 has been drawn down on the Drawdown Date, of which an amount of $16,500,000 is outstanding by way of principal as at the date of the Amending and Restating Agreement.
2.2	Lenders' participations in Loan
Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Loan
The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.
3	POSITION OF THE LENDERS
3.1	Interests of Lenders
           The rights of the Lenders under this Agreement are several.

3.2	Individuals Lender's right of action
Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3	Proceedings by individual Lender requiring Majority Lender consent
Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.
3.1	Obligations of Lenders several
The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:
(a)	the obligations of the other Lenders being increased; nor
(b)	the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN
4.1	Request for the Loan
Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Agent receives the completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date. The Parties acknowledge that the Loan has been drawn down on the Drawdown Date.

4.2	Availability
The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date has to be a Business Day during the Availability Period; and
(b)	the amount of the Loan shall not exceed an amount equal to the lesser of (i) $30,000,000 and (ii) 60 per cent. of the Initial Market Value of the Ship.

4.3	Notification to Lenders of receipt of the Drawdown Notice
The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Loan and the Drawdown Date;
(b)	the amount of that Lender's participation in the Loan; and
(c)	the duration of the first Interest Period.

4.4	Drawdown Notce irrevocable
The Drawdown Notice must be signed by a duly authorised representative of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.
4.6	Distribution of Loan

Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:
(a)	to the account which the Borrower specifies in the Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Distribution of Loan to third party
The payment by the Agent under Clause 4.6 shall constitute the borrowing of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.
5	INTEREST
5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Loan or any part of the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on the Loan or any part of the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.
5.3	Payment of accrued interest
In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest
The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest;
(b)	the duration of each Interest Period; and
(c)	each Funding Rate relating to the Loan or any part of the Loan, as soon as reasonably practicable after each is determined.
5.5	Unavilability of Screen Rate
(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:
(i)	Dollars; or
(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and fora period equal in length to the Interest Period of the Loan or that part of the Loan.

(c)
Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for Dollars or the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 5.8 shall apply to the Loan or that part of the Loan for that Interest Period.

5.6	Calculation of Reference Bank Rate
(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Date none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
5.7	Market disruption
If before close of business in London on the Quotation Date for the relevant Interest Period the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 10 per cent. of the Loan or the relevant part of the Loan as appropriate) (the "Relevant Lender") that the cost to it of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 5.8 shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.
5.8	Cost of funds
(a)
If this Clause 5.8 applies, the rate of interest on each Lender's share of the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select.

(b)
If this Clause 5.8 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all parties to this Agreement.
(d)	If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.
(e)	If this Clause 5.8 applies pursuant to Clause 5.7 and:
(i)	a Lender's Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above, the cost to that Lender of funding its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.
6	INTEREST PERIODS
6.1	Commencement of Interest Periods
The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	3 months; or
(b)	such other period as the Agent may, in its absolute discretion, agree with the Borrower not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the relevant Interest Period.
6.3	Duration of Interest Periods for Instalments
In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.
7	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts
The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents (or any of them) provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest
The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and
(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates
The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.
7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.
7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT
8.1	Amount of Instalments
Save as otherwise repaid or prepaid prior to the date of the Amending and Restating Agreement, the Borrower shall repay the Loan by:
(a)
6 consecutive quarterly instalments (each an "Instalment" and, together, the "Instalments"), each in the amount of (i) in the case of each of the first and the second Instalments $750,000; and (ii) in the case of the third to the sixth Instalments (inclusive) $500,000; and

(b)	a balloon instalment (the "Balloon Instalment") in the amount of $13,000,000.
8.2	Repayment Dates
The first Instalment shall be repaid on 17 July 2018, each subsequent Instalment shall be repaid at three-monthly intervals thereafter and the last Instalment shall be repaid, together with the Balloon Instalment, on the date falling on 17 October 2019.
8.3	Final Repayment Date
On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.
8.4	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.
8.5	Conditions for voluntary prepayment
The conditions referred to in Clause 8.4 are that:
(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;
(b)	the Agent has received from the Borrower at least 5 Business Day's prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;
(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)
if such prepayment results in the Loan being fully prepaid (by being refinanced by any bank or financial institution other than DVB Bank SE), the payment of the applicable Prepayment Fee pursuant to Clause 8.12.

8.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment
The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).
8.8	Mandatory prepayment
The Borrower shall be obliged to prepay the Loan if the Ship is sold, refinanced by another bank or financial institution or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or
(b)
in the case of a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.
8.10	Application of partial prepayment
Each partial prepayment shall be applied pro rata against the repayment Instalments and the Balloon Instalment specified in Clauses 8.1(a) and 8.1(b), respectively.
8.11	No reborrowing
No amount prepaid or repaid may be reborrowed.
If the Loan is fully prepaid (through a refinancing by any bank or financial institution other than the Agent) at any time during the 36-month period commencing on the date of this Agreement, the Borrower shall pay to the Lenders on the date on which such prepayment is effected pursuant to this Clause 8 a prepayment fee (the "Prepayment Fee") equal to the Relevant Percentage of the amount prepaid.
In this Clause 8.12, "Relevant Percentage" means:
(i)	for the period commencing on the date of this Agreement and ending on the date falling on the first anniversary (the "First Date") thereof, 3 per cent.;
(ii)	for the period commencing on the First Date and ending on the first anniversary thereof (the "Second Date"), 2 per cent.; and
(iii)	for the period commencing on the Second Date and ending on the first anniversary thereof, 1 per cent.

9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default for Advance
Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:
(a)	that on or before the date of this Agreement, the Agent receives:
(i)	the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers; and
(ii)	payment of the upfront fee pursuant to Clause 20.1(a);
(b)	that, on or prior to the Drawdown Date, the Agent receives:
(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers; and
(ii)	payment of all accrued commitment fee pursuant to Clause 20.1(b);
(c)	that both at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;
(ii)
the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;
(iv)
there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower, the Corporate Guarantor, the Shareholder, any of the Security Parties or any other member of the Group; and

(v)	a material adverse global economic or political development in connection with the Borrower, the Corporate Guarantor, the Shareholder, any of the Security Parties or any other member of the Group; and
(d)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent
If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES
10.1	General
The Borrower represents and warrants to each Creditor Party as follows.
10.2	Status
The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands, is not immune to any legal proceedings in such country of incorporation and is not the beneficiary of any legal privileges which would result in any special immunity to legal action.
10.3	Share capital and ownership
(a)
The Borrower has an authorised share capital divided into 500 registered shares of $20 each, all of which shares have been issued in registered form, and the legal title of all those shares is held, free of any Security Interest (except for those created by the Shares Pledge) or other claim, by the Shareholder.

(b)
The Borrower is 100 per cent. owned directly or indirectly (but, if indirectly, only through the Shareholder), by the Corporate Guarantor (unless a Permitted Ultimate Beneficial Ownership Change has been effected in accordance with, and subject to, the terms of Clause 19.1(k)).

(c)
The ultimate beneficial ownership and control of at least 50.1 per cent. of the issued and outstanding common stock of the Corporate Guarantor (and the voting rights attaching to those shares) is held, directly or indirectly, by the Ultimate Beneficial Owner.

10.4	Corporate power
The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to carry out its business carried on or to be carried on by it and own its assets owned or to be owned by it;
(b)	to execute the Contract and the Underlying Documents, to purchase and pay for the Ship thereunder and register the Ship in its name under an Approved Flag;
(c)	to execute the Finance Documents to which it is a party; and
(d)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party and the Underlying Documents.
10.5	Consents in force
All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity; pari passu ranking; admissibility in evidence; effective Security Interests
The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	be admissible in evidence and are in full force and effect;
(b)	rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law;
(c)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(d)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
10.7	No third party Security Interests
Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:
(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts
The execution by the Borrower of each Finance Document and the Underlying Documents, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party and the Contract will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.
10.9	No withholding taxes; stamp duty
All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction. No Finance Document is subject to any filing or stamp duty in any Pertinent Jurisdiction.
10.10	No default
No Event of Default or Potential Event of Default has occurred.
10.11	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.
10.12	No litigation
No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken.
10.13	Validity and completeness of Underlying Documents
Each Underlying Document constitutes valid, binding and enforceable obligations of the parties to it in accordance with its terms; and:
(a)	the copy of each Underlying Document delivered to the Agent before the date of this Agreement is a true and complete copy; and
(b)	no amendments or additions to any of the Underlying Documents have been agreed nor has any of the relevant parties waived any of their respective rights under the Contract.
10.14	No rebates etc.
Other than as disclosed to the Lenders in writing, there is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Builder or any third party in connection with the purchase of the Ship.
10.15	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.
10.16	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or its Ship.
10.17	ISM Code, ISPS Code and Environmental Law compliance
All requirements of the ISM Code and the ISPS Code and any Environmental Law as they relate to the Borrower, the Approved Manager and the Ship have been complied with.
10.18	No money laundering
Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents to which it is a party, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat

"money laundering" (as defined in Article 1 of Directive 2015/849/EC of the European Parliament and of the Council).
10.19	Title and ownership
The Borrower has good title to each of the assets owned or purported to be owned by it.
10.20	No prior business
The Borrower has not traded or carried on business prior to the date of this Agreement other than the entering into each Underlying Document.
10.21	Employees and pension scheme obligations
The Borrower has no employees nor obligations in respect of any pensions scheme save for, and in relation to, the master, officers and crew of the Ship.
10.22	Submission to jurisdiction and choice of laws
Each submission to jurisdiction, and choice of law, by the Borrower contained in any Finance Document is effective.
10.23	No adverse consequences in jurisdiction of incorporation
The Lenders, nor any of them, will not be deemed to be resident, domiciled, carrying on business or subject to taxation, in the Marshall Islands by reason only of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of any payment due from the Borrower under any Finance Document.
10.24	Accounting reference date
The accounting reference date for the Borrower is 31 December.
10.25	Sanctions
(a)	Neither the Borrower nor any Security Party:
(i)	and no director or officer, or to the best of its knowledge employee, of the Borrower or a Security Party, is a Prohibited Person;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; or
(iii)	owns or controls a Prohibited Person.
(b)
No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

10.26	US Tax Obligor
Neither the Borrower nor any Security Party is a US Tax Obligor.

10.27	Repetition of representations and warranties
The representations and warranties set out in this Clause 10 would be true and not misleading if repeated on the first day of each Interest Period.
11	GENERAL UNDERTAKINGS
11.1	General
The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.
11.2	Title; negative pledge and subordination
The Borrower will:
(a)
hold the legal title to, and own the entire beneficial interest in its Ship, the Insurances and Earnings in respect of the Ship, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and
(c)
procure that every person to whom that Borrower's other present and future unsecured liabilities (except for liabilities which are mandatorily preferred by law) are owed fully subordinates (in a manner acceptable to the Agent) its rights in respect of such liabilities to those of the Creditor Parties under the Finance Documents.

11.3	No disposal of assets
The Borrower will not transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.13 applies.
For the purposes of paragraph (a), "a substantial part of its assets" means at least 49 per cent. of the assets or revenue of the Borrower.
11.4	No other liabilities or obligations to be incurred
The Borrower will not incur any Financial Indebtedness, liability or obligation except:
(a)	liabilities and obligations under each Underlying Document and the Finance Documents to which it is a party; and
(b)	liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship.

11.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document or any Underlying Document will be true and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements
The Borrower will send or procure these are sent to the Agent:
(a)	as soon as possible, but in no event later than 180 days after the end of each of their respective financial years:
(i)	the annual unaudited accounts of the Borrower for that financial year, duly certified as to their correctness by an officer or any other authorised signatory of the Borrower; and
(ii)	the annual audited consolidated accounts of the Corporate Guarantor for that financial year;
(b)
as soon as possible, but in no event later than 90 days after the end of each six-month period of each financial year of the Borrower, the semi-annual unaudited accounts of the Borrower for that six-month period; and

(c)
as soon as possible, but in no event later than 90 days after the end of each three-month period of each financial year of the Corporate Guarantor, the unaudited consolidated accounts of the Corporate Guarantor for that three-month period.

The accounts required to be provided by the Borrower or the Corporate Guarantor under this Clause 11.6 shall include, or shall be supplemented by, updated details of all off balance sheets and time charter hire commitments.
To the extent that the financial statements and other information required to be provided by the Borrower of the Corporate Guarantor to the Agent under this Clause 11.6 are published on the internet by, or on behalf of the Borrower or the Corporate Guarantor, such statements and information must be made immediately available to the Agent and in any event within 5 Business Days of such publication.
11.7	Form of financial statements
All accounts delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;
(b)
give a true and fair view of the state of affairs of the Borrower or, as the case may be, the Group at the date of those accounts and of its or their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower or, as the case may be, the Group.

11.8	Shareholder and creditor notices
The Borrower will send to the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders or creditors or any class of them.
11.9	Consents and compliance with laws
The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:
(a)	for the Borrower to perform its obligations under each Underlying Document and any Finance Document to which it is a party;
(b)	for the validity or enforceability of each Underlying Document and any Finance Document to which it is a party;
(c)	for the Borrower to continue to own and operate the Ship and any other asset owned by it, and
(d)
(without prejudice to its other obligations under the Finance Documents), for the Borrower to comply in all respects, with all laws and regulations to which it may be subject including, without limitation, all Environmental Laws and all intellectual property laws, and the Borrower will comply with the terms of all such consents.
11.10	Maintenance of Security Interests
The Borrower will:
(a)	at its own cost, do all that it is necessary to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation
The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.
11.12	No amendment or termination of any Underlying Document
The Borrower will not terminate or agree to any amendment or supplement to, or waive or fail to enforce, any Underlying Document or any of its provisions.

11.13	Principal place of business
The Borrower will maintain its place of business, and keep its corporate documents and records, at the address disclosed to the Agent prior to the date of this Agreement; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.
11.14	Confirmation of no default
The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of the Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 51 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 51 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrower's obligations under Clause 11.15.
11.15	Notification of default
The Borrower will notify the Agent as soon as the Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will keep the Agent fully up-to-date with all developments.
11.16	Provision of further information
The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:
(a)
to the Borrower, the Shareholder, any other Security Party, the Group, the Ship, the Earnings or the Insurances (including, without limitation, balance sheets and details of charter-hire commitments); or

(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee or any Lender at any time.
11.17	Minimum Liquidity
The Borrower shall maintain in the Earnings Account as from the Drawdown Date and at all times thereafter aggregate balances in an amount of not less than $500,000 (the "Minimum Liquidity").

11.18	Provision of copies and translation of documents
The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.
11.19	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
11.20	Bank account statements
The Borrower will procure that the Agent is sent at its request all of the bank statements for the Earnings Account (with such statements to be, if available, in electronic format).
11.21	No petition for insolvency
The Borrower will procure that none of its material creditors petition for the Borrower's insolvency nor take any related proceedings.
11.22	Separateness
The Borrower will:
(a)	keep its own separate books and records;
(b)	maintain its own separate accounts;
(c)	not co-mingle its assets with any other person;
(d)	conduct business in its own name;

(e)	observe all corporate and other formalities required by its constitutional documents;
(f)	prepare its own separate financial statements;
(g)	pay its liabilities out of its own funds;
(h)	maintain adequate capital for the business carried out or to be carried out by it;
(i)	not pledge the Lenders' credit;
(j)	(if applicable) use its own separate stationery, invoices and cheque books;
(k)	hold itself out as a separate legal entity; and
(l)	correct any known misunderstanding regarding its separate identity.
11.23	No VAT group
The Borrower shall not be a member of a VAT (value added tax) group.
11.24	Environmental compliance
The Borrower shall, and shall procure that each Security Party will:
(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
11.25      Environmental claims
The Borrower shall, and shall procure that each Security Party will, promptly upon becoming aware of the same, inform the Agent in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.
11.26	Securitisation
The Borrower shall, and shall procure that each Security Party (other than the Approved Manager) will, assist the Agent and/or any Lender in achieving a successful securitisation (or similar transaction) in respect of the Loan and the Finance Documents and the Borrower's or such Security Party's reasonable costs for providing such assistance shall be met by the relevant Lender.

12	CORPORATE UNDERTAKINGS
12.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing (in the case of Clause 12.3(b)), such permission not to be unreasonably withheld if:
(a)	the Borrower is in compliance with all its covenants under the Finance Documents;
(b)	the payment of a dividend would not result in the Minimum Liquidity falling below $1,500,000; and
(c)	the payment of a dividend would not result in the Security Cover Ratio falling below 167 per cent.
12.2	Maintenance of status
The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.
12.3	Negative undertakings
The Borrower will not:
(a)	carry on any business other than the ownership, chartering and operation of the Ship; or
(b)	subject to the provisions of Clause 12.1, pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or
(c)	provide any form of credit or financial assistance to:
(i)	a person, including without limitation the Corporate Guarantor, who is directly or indirectly interested in the Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or
(d)	open or maintain any account with any bank or financial institution except accounts with the Account Bank or the Agent for the purposes of the Finance Documents; or
(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or
(f)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(g)
enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation (except in the case of a reorganisation arising in connection with a Permitted Ultimate Beneficial Ownership Change and subject to Clause 19.1(k)); or

(h)	change its constitutional documents; or
(i)	employ and will procure that the Ship is not employed nor suffer the Ship's employment:
(i)	in breach of any Sanctions; or
(ii)
in any trade, carriage of goods or business in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on the Borrower, any Security Party or any operator of the Ship) or in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; or

(iii)	in carrying illicit or prohibited goods; or
(iv)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(v)	by or for the benefit of a Prohibited Person.
13	INSURANCE
13.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
13.2	Maintenance of obligatory insurances
The Borrower shall keep the Ship insured at the expense of the Borrower against:
(a)	fire and usual marine risks (including hull and machinery (hull interest) and excess risks);
(b)	war risks;
(c)
protection and indemnity risks (including liability for oil pollution and excess war risk P&I cover) on standard Club Rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover), or other with written consent from the Security Trustee;

(d)	freight, demurrage and defence risks; and
(e)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances
The Borrower shall effect such insurances:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis equal to the greater of (i) 120 per cent. of the Loan and (ii) the Market Value of the Ship;
(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available (currently being $1,000,000,000) under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity and freight, demurrage and defence risks in respect of the full tonnage of the Ship;
(e)	on approved terms; and
(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:
(a)	name the Borrower as the named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;
(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and
(e)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.
13.5	Renewal of obligatory insurances
The Borrower shall:
(a)	at least 7 days before the expiry of any obligatory insurance:
(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);
(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and
(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking
The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry
The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:
(a)	a copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and
(c)	a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
13.8	Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees
The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Compliance with terms of insurances
The Borrower shall not do and shall not omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)
it shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
it shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances without first obtaining the consent of the insurers;

(c)
it Borrower shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
it shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances
The Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.
13.13	Settlement of claims
The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
13.14	Provision of copies of communications
The Borrower shall provide the Security Trustee, when so required by the Security Trustee in writing, copies of all written material communications between the Borrower and:
(a)	the approved brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls;
(ii)
any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(iii)	a claim under any obligatory insurances of the Ship.
13.15	Provision of information
In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee's interest, additional perils and political risks insurances
The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances (including, without limitation, mortgagee's political risks insurance and mortgagee's rights insurance), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate:
(a)
a mortgagee's interest insurance in an amount equal to 120 per cent. of the Loan providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to the Ship or a liability of the Ship or of the Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)
any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing;
(b)
a mortgagee's interest additional perils policy in an amount equal to 120 per cent. of the Loan as may be required by the Security Trustee providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing, and the Borrower shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
13.17	Review of insurance requirements
The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting the Borrower, the Ship and its Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject) and the Borrower shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.

13.18	Modification of insurance requirements
The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.
13.19	Compliance with Security Trustee's instructions
The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.
14	SHIP COVENANTS
14.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit in writing.
14.2	Ship's name and registration
The Borrower shall keep the Ship registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.
14.3	Repair and classification
The Borrower shall keep the Ship in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)
so as to maintain the highest class with Bureau Veritas or any other first-class classification society which is a member of IACS and acceptable to the Agent free of outstanding and overdue recommendations and conditions; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification society undertaking
The Borrower shall instruct (by sending a letter in the form set out in Schedule 7, Part A) the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee by entering into an undertaking substantially in the form set out in Schedule 7, Part B):

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship either (i) electronically (through the classification society directly or by way of indirect access via the Borrower's account manager and designating the Agent as a user or administrator of the system under its account) or (ii) in person at the offices of the classification society and to take copies of them electronically or otherwise;

(c)	to notify the Security Trustee immediately in writing (at: TI.S.TM.Amsterdam@dvbbank.corn and techcom@dvbbank.com) if the classification society:
(i)	receives notification from the Borrower or any other person the Ship's classification society is to be changed; or
(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower's or the Ship's membership of the classification society; and

(d)	following receipt of a written request from the Security Trustee:
(i)
to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Modification
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.
14.6	Removal of parts
The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7	Surveys
The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey report.
14.8	Inspection
The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship (with the cost of such inspections being for the account of the Borrower) during the Security Period without interfering with the operation of the Ship (to the effect that such operation is not adversely affected as a result of the inspections) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections provided no Event of Default has occurred the Borrower shall not have to pay for more than one inspection per calendar year.
14.9	Prevention of and release from arrest
The Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.
14.10	Compliance with laws etc.
The Borrower shall:
(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower and maintain, or procure, as the case may be, maintenance of, all necessary certificates under the ISM Code, the ISPS Code and all Environmental Laws;

(b)
not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information
The Borrower shall promptly provide the Security Trustee with any information which it requests regarding:
(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;
(d)	any towages and salvages; and
(e)	the Borrower's, the Approved Manager's or the Ship's compliance with the ISM Code and the ISPS Code, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower's or the Approved Manager's Document of Compliance.
14.12	Notification of certain events
The Borrower shall promptly notify the Security Trustee by fax, confirmed forthwith, by letter of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;
(e)	any intended dry docking of the Ship;
(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.
The Borrower shall not:
(a)	let the Ship on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(c)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(d)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;
(e)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(f)	de-activate or lay up the Ship; or
(g)
put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage
The Borrower shall keep the Mortgage registered against the Ship as a valid first priority or, as the case may be, preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.
14.15     Sharing of Earnings
The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings of the Ship, except for customary profit sharing provisions usually included in charterparties at the time the Ship is fixed.
14.16	ISPS Code
The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code;
(b)	maintain for the Ship an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.17	Charterparty Assignment
If the Borrower enters into any Charterparty (subject to the Agent's approval pursuant to Clause 14.13(b)), it shall, on the date of entry into such Charterparty, execute in favour of the Security Trustee a Charterparty Assignment and shall:
(a)	serve notice of the Charterparty Assignment on the charterer and:
(i)	if the relevant charterer is a member of the Group or an affiliate thereof, procure; or
(ii)	if the relevant charterer is not a member of the Group or an affiliate thereof, shall use its best efforts to procure, that the charterer acknowledges such notice in such form as the Agent may approve or require; and
(b)	deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5 and 9 of Schedule 3, Part A as the Agent may require.
14.18	Prohibited Person
The Ship is not nor will be beneficially owned directly or indirectly by a Prohibited Person, no Prohibited Person has any interest of any nature whatsoever in any obligor, and no property subject to any security interest constituted by a finance document has been derived from any unlawful activity.
14.19	Nuclear/Waste Material
The Borrower shall not permit under any circumstances that the Ship carries any nuclear/waste material.
15	SECURITY COVER
15.1	Minimum required security cover
Clause 15.2 applies if the Agent notifies the Borrower that:
(a)	the Market Value of the Ship; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15, is below the Relevant Percentage.
In this Clause 15.1, the "Relevant Percentage" means:
(i)	during the period commencing on the Drawdown Date and ending on the second anniversary thereof, 125 per cent.; and
(ii)	at all times thereafter, 135 per cent..
15.2	Provision of additional security; prepayment
If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 30 days after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.
15.3	Valuation of Ship
The market value of the Ship at any date is that shown by taking the arithmetic means of two valuations, each prepared:
(a)	as at a date not more than 14 days previously;
(b)
by Maritime Strategies International Ltd. (or such other Approved Broker which the Agent has appointed for the purpose) and, if so requested in writing by the Borrower, an additional valuation by an Approved Broker selected by the Borrower;

(c)	with or without physical inspection of the Ship (as the Agent may require);
(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,
Provided that if, following a written request by the Borrower pursuant to Clause 15.3(b), the higher of the two valuations is more than 110 per cent. of the lower of the two valuations, then the Borrower may select and the Agent shall appoint a third Approved Broker to provide a valuation of the Ship in accordance with this Clause 15.3 and the Market Value of the Ship shall be the arithmetic average of all three such valuations.
15.4	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.
15.5	Valuations binding
Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.
15.6	Provision of information
The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Frequency of valuations
The Borrower acknowledges and agrees that the Agent may commission valuation(s) of the Ship at such times as the Agent at its absolute discretion shall deem necessary and, in any event, not less than once during each 6-month period of the Security Period starting from the 6-month period commencing on the date falling 6-month after the date of this Agreement.
15.8	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that unless an Event of Default has occurred, the Borrower shall only be obliged to pay the fees and expenses for one set of valuations of the Ship carried out in each 6-month period pursuant to Clause 15.3.
15.9	Application of prepayment
Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.
16	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments
All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(a)	by not later than 11.00 a.m. (New York City time) on the due date;
(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent with HSBC Bank New York (Account no. 000129879 ref FP3043261), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.
16.3	Basis for calculation of periodic payments
All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties
Subject to Clauses 16.5, 16.6 and 16.7:
(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as that Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.
16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt
Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.10	Agent's memorandum account
The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.
17	APPLICATION OF RECEIPTS
17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents but shall have failed to pay or deliver to the Creditor Parties at the time of application or distribution under this Clause 17; and

(iii)	thirdly, in or towards satisfaction of the Loan;
(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and
(c)	THIRDLY: any surplus shall be paid to the Borrower.
17.2	Variation of order of application
The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.1 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
17.4	Appropriation rights overridden
This Clause 17 and any notice which the Agent gives under Clause 17.1 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.
18	APPLICATION OF EARNINGS
18.1	Payment of Earnings
The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings are paid to the Earnings Account.
18.2	Location of accounts
The Borrower shall promptly:
(a)	comply with any requirement of the Agent or, as the case may be, the Account Bank as to the location or re-location of the Earnings Account; and
(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

18.3	Debits for expenses etc.
The Agent shall be entitled (but not obliged) from time to time to instruct the Account Bank to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

19	EVENTS OF DEFAULT
19.1	Events of Default
An Event of Default occurs if:
(a)	The Borrower or any Security Party (other than the Approved Manager) fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.17, 12.2, 12.3, 13.2, 13.3, 13.5 or 15.2 or clause 11.18 of the Corporate Guarantee; or
(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of any member of the Group:
(i)	any Financial Indebtedness of any member of the Group is not paid when due; or
(ii)	any Financial Indebtedness of any member of the Group becomes due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of any member of the Group is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of any member of the Group ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of any member of the Group becomes enforceable,
Provided that no Event of Default will occur under this paragraph (f) of Clause 19.1 in respect of the Group taken as a whole (other than the Borrower) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-paragraphs (i) to

(v) above in respect of the Group taken as a whole (other than the Borrower) is less than $10,000,000 (or its equivalent in any other currency); or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress (or any analogous process in any jurisdiction) (other than an arrest or sequestration of the Ship in which case paragraph (b) of Clause 8.8 shall apply) (having, in the case of the Corporate Guarantor, an aggregate value in excess of $500,000 (or its equivalent in any other currency)) and is not discharged within 14 days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower, the Shareholder or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or
(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)
the Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement or any other Finance Document; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;
(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)
any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or the Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
it appears to the Lenders that, without their prior written consent, the Borrower or the Shareholder is not or ceases to be a 100 per cent. directly or indirectly owned subsidiary of the Corporate Guarantor, unless, in connection with a Permitted Ultimate Beneficial Ownership Change, the Ultimate Beneficial Owner becomes the ultimate, direct or indirect, legal and beneficial holder of 100 per cent. of the issued share capital of the Borrower, subject to:

(i)
the Ultimate Beneficial Owner giving at least 30 days' prior written notice to the Agent of its intention to make a Permitted Ultimate Beneficial Ownership Change, including full details of the entity wholly beneficially owned by the Ultimate Beneficial Owner which would become the new legal and direct owner of all the issued share capital of the Borrower in place of the Shareholder pursuant to the Permitted Ultimate Beneficial Ownership Change (the "New Shareholder");

(ii)	the Agent (acting on the instructions of all the Lenders in their sole discretion) giving its written consent to such Permitted Ultimate Beneficial Ownership Change and approving the New Shareholder;
(iii)	the Ultimate Beneficial Owner becoming the ultimate beneficial owner, and the New Shareholder becoming the legal and direct owner, of all of the issued share capital of the Borrower simultaneously;
(iv)
the New Shareholder providing security over the share capital of the Borrower in favour of the Security Trustee in form and substance in all respects satisfactory to the Agent (acting on the instructions of all the Lenders in their sole discretion) on the date on which the Permitted Ultimate Beneficial Ownership Change is effected; and

(v)
the Borrower and the Security Parties executing and delivering to the Agent by no later than the date on which the Permitted Ultimate Beneficial Ownership Change is effected, an agreement or deed in form and substance in all respects satisfactory to the Agent (acting on the instructions of all the Lenders in their sole discretion) amending, supplementing and/or restating this Agreement and the other Finance Documents for the purpose of implementing any amendments which the Creditor Parties may deed necessary in connection with the Permitted Ultimate Beneficial Ownership Change and this paragraph (k) of Clause 19.1;

(l)	it appears to the Lenders that, without their prior written consent:
(i)
the Ultimate Beneficial Owner ceases to be the direct or indirect beneficial owner of at least 50.1 per cent. of the issued and outstanding common stock (and the ultimate voting rights attaching to such stock) of the Corporate Guarantor or ceases to control directly or indirectly the Corporate Guarantor.

For the purpose of sub-paragraph (i) above "control" means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 50.1 per cent. of the maximum number of votes that might be cast at a general meeting of the Corporate Guarantor; or
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Corporate Guarantor; or
(C)
give directions with respect to the operating and financial policies of the Corporate Guarantor with which the directors or other equivalent officers of the Corporate Guarantor are obliged to comply; or

(ii)	the Ultimate Beneficial Owner ceases to be the chairman of the board of directors and/or the chief executive officer of the Corporate Guarantor; or

(iii)	the shares of the Corporate Guarantor cease to be listed on the Nasdaq Stock Market or another stock exchange acceptable to the Lenders; or
(m)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy;
(o)
any Charterparty is terminated or rescinded prior to its contractual termination date or for any reason ceases to remain in full force and effect prior to its contractual termination date and is not replaced within thirty (30) days with a Charterparty acceptable to the Majority Lenders; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of any Relevant Person or any member of the Group; or
(ii)
the Approved Flag State in which the Ship is registered is affected by instability (as determined by the Agent in its absolute discretion) and the Borrower fails to promptly re-flag the Ship on a different Approved Flag; or

(iii)	any accident or any Environmental Incident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person, a Security Party or a member of the Group; or
(iv)	a material adverse global economic or political development in connection with any Relevant Person, a Security Party or a member of the Group; or
(v)	a material adverse development in the international money and capital markets, in the light of which:
(A)	the Arranger considers that there is or will be a significant risk to the syndication of the Loan; or
(B)
the Majority Lenders consider that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which each is a party as they fall due.

19.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)
serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent, the Arranger and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments
On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.
19.4	Acceleration of Loan
On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
19.5	Multiple notices; action without notice
The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.
19.7	Lenders' rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.
19.8	Exclusion of Creditor Party liability
No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
19.9	Relevant Persons
In this Clause 19, a "Relevant Person" means the Borrower, the Shareholder, the Corporate Guarantor and any other Security Party (other than the Approved Manager).
19.10	Interpretation
In Clause 19.1(f), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g), "petition" includes an application.
20	FEES AND EXPENSES
20.1	Upfront and commitment fees
The Borrower has paid to the Agent:
(a)	a non-refundable upfront fee of $350,000 on or before the date of this Agreement; and
(b)
a commitment fee at the rate of 1.35 per cent. per annum on the undrawn amount of the Total Commitments, during the period from (and including) the date of this Agreement up to the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period (or such later date as the Lenders, in their sole and absolute discretion, shall agree), such commitment fee to be payable quarterly in arrears during such period and on the last day thereof.

20.2	Costs of negotiation, preparation etc.
The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, but not limited to, any costs incurred by the Agent in connection with the insurance opinion to be provided to it in accordance with paragraph 13 of Part B, Schedule 3).
20.3	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:
(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or
(d)
where the Security Trustee, in its absolute opinion, considers that there has been a material change to the insurances in respect of the Ship, the review of the insurances of the Ship pursuant to Clause 13.17;

(e)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
20.4	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.
20.5	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21	INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan
The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)
any fax or email communication purporting to originate from the Borrower or any other Security Party and sent to the Lenders being made or delivered fraudulently or without due authorisation (together with VAT on any losses so incurred); and

(e)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19, and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
21.2	Breakage costs
Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:
(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities
The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:
(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee, the Arranger or any other Creditor Party or by any receiver appointed under a Finance Document; and

(b)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any Sanctions.

21.4	Currency indemnity
If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.4, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.5	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21.6	Sums deemed due to a Lender
For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes
If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes
Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
22.4	Exclusion of tax on overall net income
In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income or a FATCA Deduction.
22.5	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Borrower is a US Tax Obligor, or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

22.6	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.
23	ILLEGALITY, ETC.
23.1	Illegality
This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.
23.2	Notification of illegality
The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.
23.4	Mitigation
If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24	INCREASED COSTS
24.1	Increased costs
This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or
the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (the "Basel II Accord") or any other law or regulation which implements the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord as well as "the international framework for liquidity risk measurement, standards and monitoring" and (i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (ii) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in December 2011, as amended, supplemented or restated and (iii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III" ("Basel III Accord") or any other law or regulation implementing the Basel III Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel III Accord, and in each case as from time to time implemented by any Creditor Party (whether such implementation, application or compliance is by a government, regulator, supervising authority, the Notifying Lender or its holding company) but only to the extent that Creditor Party determines it did and/or would have incurred the same level of increased cost as at the date of this Agreement and by reference to the facts and circumstances prevailing at that time, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".
24.2	Meaning of "increased costs"
In this Clause 24, "increased costs" means, in relation to a Notifying Lender:
(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or a FATCA Deduction.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.
24.3	Notification to the Borrower of claim for increased costs
The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.
24.4	Payment of increased costs
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
24.5	Notice of prepayment
If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.
24.6	Prepayment; termination of Commitment
A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment
Clause 8 shall apply in relation to the prepayment.
25	SET-OFF
25.1	Application of credit balances
Each Creditor Party may without prior notice:
(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
25.3	Sums deemed due to a Lender
For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
25.4	No Security Interest
This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.
26	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by the Borrower
The Borrower may not transfer any of its rights, liabilities or obligations under any Finance Document.
26.2	Transfer by a Lender
Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time cause:
(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.
Any transfer made by a Transferor Lender pursuant to this Clause 26.2 shall require the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed and the Borrower shall be deemed to have given its consent five Business Days after the Transferor

Lender has requested it unless consent is expressly refused by the Borrower within that time), unless the transfer is:
(i)	to another Lender or an affiliate of a Lender;
(ii)	if the Transferee Lender is a fund, to a fund which is a Related Fund; or
(iii)	made after the occurrence of an Event of Default.
26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;
(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above, but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.
26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.
26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.
26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.
26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.
26.10	Authorisation of Agent to sign Transfer Certificates
The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.
26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.
26.12	Sub-participation; securitisation; subrogation assignment
(a)
A Lender may sub-participate or include in a securitisation or similar transaction all or any part of its rights and/or obligations under or in connection with the Finance Documents with the consent of the Borrower, the Agent or the Security Trustee or any other Creditor Party (such consent not to be unreasonably withheld); and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

(b)
The Borrower shall, and shall procure that each Security Party shall, do everything desirable or necessary to assist a Lender to achieve a successful (in the opinion of that Lender) securitisation (or similar transaction) Provided only that the Borrower's third party costs are met by the relevant Lender.

(c)	The Borrower's consent referred to in paragraph (a) above shall not be:
(i)
unreasonably withheld or delayed (and the Borrower shall be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time); and

(ii)	required if the sub-participation, securitisation or similar transaction is made in any of the circumstances described in sub-paragraphs (i), (ii) and (iii) of Clause 26.2.
26.13	Disclosure of information
In relation to any information which a Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, that Lender may disclose any such information without the prior irrevocable authorisation of or notice to the Borrower or any Security Party to:
(a)
a potential transferee lender, sub-participant, affiliate, any other assignee or transferee or any other person who may propose entering into a contractual relation with that Lender in relation to this Agreement, including, without limitation, pursuant to Clause 26.12(a); and/or

(b)
any direct or indirect subsidiary, any direct or indirect parent company (including, for the avoidance of doubt in the case of the DVB Group, DZ Bank A.G.), any affiliate or any other company in its group; and/or

(c)	any authorities (including, without limitation, any private, public or internationally recognised authorities) or any party to any Finance Document or any professional adviser to that Lender; and/or
(d)	a rating agency or their professional advisors; and/or
(e)
any other person regarding the funding, refinancing, transfer, assignment, sale, sub-participation, operational arrangement or other transaction in relation thereto including without limitation any enforcement, preservation, assignment, transfer, sale or sub-participation of that Lender's rights and obligations, and including, without limitation, (x) for purposes in connection with (1) any enforcement or (2) assignment or transfer of that Lender's rights or obligations under any Finance Document or (y) to the extent desirable or necessary in connection with or in contemplation of a securitisation (or similar transaction).
26.14	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15	Notification
On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
26.16	Replacement of Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.
26.17	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for that Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS
27.1	Variations, waivers etc. by Majority Lenders
Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
27.2	Variations, waivers etc. requiring agreement of all Lenders
However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":
(a)	a reduction in the Margin;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;
(c)	an increase in any Lender's Commitment;
(d)	a change to the definition of "Majority Lenders";
(e)	a change to Clause 3 or this Clause 27;
(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 and 27.2 no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
28	NOTICES
28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications
A notice by letter or fax shall be sent:
In the case of the Owners:
(a)	to the Borrower:	c/o TMS Dry Ltd. Athens Licenced Shipping Office 11 Fragkokklisias Street 15125, Maroussi Attiki, Greece

Fax No.: +30 210 8090205 Email: finance@tms-management.org Attn: Mr. Dimitrios Glynos

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent and Security Trustee:	DVB Bank SE Platz der Republik 6 D-60325 Frankfurt Am-Main Germany

in copy:

Attn.: Shipping Transaction Manager DVB Bank SE WTC Schiphol Tower F 6th Floor,
Schiphol Boulevard 255 1118 BH Schiphol The Netherlands Email: TLS.TM.Amsterdam@dvbbank.com Tel: +31 88 399 7955 Fax: +31 88 399 8159

And

DVB Bank SE, Athens Branch Moraitini Street & 1, Palea Leof. Posidonos Delta 17561 Paleo Faliro Greece Fax: +30 210 455 7420 Email: D-Shipping-Athens@dvbbank.com

For Rate Fixing notices only:

TLS - Loan Administration DVB Bank SE Park House, 16-18 Finsbury Circus

London EC2M 7EB United Kingdom Tel: +44 207 2564 350 Fax: +44 207 2564 352 Email: TLS.LA.Iondon@dvbbank.com or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.
28.3	Effective date of notices
Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours
However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices
Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	Electronic communication
Any communication to be made between the Agent and a Lender or the Agent and the Borrower under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or the Borrower:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender or the Borrower will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party or the Borrower to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.
28.8	English language
Any notice under or in connection with a Finance Document shall be in English.
28.9	Meaning of "notice"
In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29	SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
29.3	Counterparts
A Finance Document may be executed in any number of counterparts.
29.4	Third Party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
30	LAW AND JURISDICTION
30.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
30.2	Exclusive English jurisdiction
Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
30.3	Choice of forum for the exclusive benefit of Creditor Parties
Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.
30.4	Process agent
The Borrower irrevocably appoints Ince Process Agents Ltd. at its registered office for the time being, presently at Aldgate Tower, 2 Leman Street, London E18QN, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5	Creditor Party rights unaffected
Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
30.6	Meaning of "proceedings" and "Dispute"
In this Clause 30, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
31	BAIL-IN
31.1	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
THIS AGREEMENT has been entered into and amended and restated on the dates stated at the beginning of this Agreement.

SCHEDULE 1
LENDERS AND COMMITMENTS
Lender	Lending Office	Commitment (US Dollars)
DVB BANK SE	Platz der Republik 6 D-60325 Frankfurt Am-Main Germany	30,000,000 (all of which has been drawndown on the Drawdown Date)

SCHEDULE 2
DRAWDOWN NOTICE
To:	DVB Bank SE Platz der Republik 6 D-60325 Frankfurt Am-Main Germany

Attention: [Loans Administration] [•]
DRAWDOWN NOTICE
1
We refer to the loan agreement (the "Loan Agreement") dated [•] 2013 and made between ourselves, as Borrower, the Lenders referred to therein as lenders, and yourselves as Agent, Arranger and Security Trustee in connection with a term loan facility of up to US$30,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:
(a)	Amount: US$[6];
(b)	Drawdown Date: [•];
(c)	Duration of the first Interest Period shall be [•] months; and
(d)	Payment instructions: account in our name and numbered [S] with [0] of [0].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4	This notice cannot be revoked without the prior consent of the Majority Lenders.
[Name of Signatory]
for and on behalf of
RIGHTMOVE OWNERS INC.

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a).
1	A duly executed original of this Agreement and of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.
2
Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party and any other evidence regarding the Borrowers' and/or the Corporate Guarantor's shareholding structure and capital (including, without limitation, any shareholders' agreement and share certificate).

3
Copies of resolutions of the shareholders and directors of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or any Security Party.
5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.
6	A copy of each Underlying Document and of all documents signed or issued by the parties thereto (or both of them) under or in connection with them.
7	A duly completed DVB Form of Administration signed by the Borrower.
8
Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by each party to each Underlying Document and of all documents to be executed by that party under that Underlying Document.

9
Original favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Liberia and such other relevant jurisdictions as the Agent may require.

10
Such documents and other evidence in such form as is requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or "client acceptance" or other similar identification procedures (including, but not limited to, specimen signatures of all the directors and other officers of the Borrowers and each Security Party) in relation to the transactions contemplated in the Finance Documents.

11	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.
12	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 9.1(b).

1	A duly executed original of the Mortgage, the General Assignment and any Charterparty Assignment (and of each document to be delivered pursuant to each of them).
2	At least:
(a)	15 days prior to the Drawdown Date, details of the brokers and/or insurers or underwriters with whom the obligatory insurances are to be placed; and
(b)	15 days prior to the Drawdown Date, details of the class and classification society with whom the Ship is to be entered.
3	Documentary evidence that:
(a)
the Ship has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Contract, and the Contract Price (in addition to the part to be financed by the Loan) has been duly paid (together with a copy of each of the documents delivered by the Builder to the Borrower under the Contract (including, but not limited to, the Builder's certificate, the bill of sale, the commercial invoice and the protocol of delivery and acceptance));

(b)	the Ship is definitively and permanently or as the case may be, provisionally registered in the name of the Borrower under an Approved Flag;
(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(d)
the Ship maintains the highest available class with a first class classification society which is a member of IACS as the Agent may approve free of all recommendations and conditions of such classification society;

(e)	the Mortgage has been duly registered against the Ship as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of an Approved Flag State; and
(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
4	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Agent, together with:
(a)
Letters of undertaking executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee agreeing certain matters in relation to the commercial or, as the case may be, technical management of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Lenders under the Finance Documents; and

(b)
copies of the Approved Manager's Document of Compliance, any interim class certificates (if applicable) and of the Ship's Safety Management Certificate and ISSC (together with any other details of the applicable safety management system which the Agent requires) and the IAPPC or evidence satisfactory to the Agent that the Borrower and the Approved Manager have applied to the relevant authorities for the issuance of such Certificates.

5	Evidence satisfactory to the Agent that the Borrower has opened and maintains the Earnings Account with the Account Bank.
6
A valuation of the Ship, addressed to the Agent, stated to be for the purposes of this Agreement and dated not earlier than 14 before, but not more than 30 days prior to the Drawdown Date, from an Approved Broker and otherwise prepared in accordance with Clause 15.3.

7	Evidence satisfactory to the Agent of the lightweight displacement tonnage of the Ship together with a copy of the Ship's stability booklet.
8
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, the Approved Flag State, the People's Republic of China and such other relevant jurisdictions as the Agent may require.

9
If requested by the Agent, a survey report addressed to the Agent stated to be for the purposes of this Agreement and dated not earlier than 30 days before the Delivery Date from an independent marine surveyor selected by the Agent in respect of the physical condition of the Ship.

10	A duly executed original of the classification society undertaking in the form set out in Schedule 7, Part B.
11	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Lenders may require.
Each of the documents specified in paragraphs 2, 3, 5 and 7 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by an officer of the Borrower.

SCHEDULE 4
TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	DVB Bank SE for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.
[•]
1
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] 2013 and made between (1) Rightmove Owners Inc. (the "Borrower"), (2) the banks and financial institutions named therein, (3) DVB Bank SE as Agent, (4) DVB Bank SE as Security Trustee and (5) DVB Bank SE as Arranger for a loan facility of up to US$30,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:
"Relevant Parties" means the Agent, the Borrower, each Security Party, the Security Trustee and each Lender;
"Transferor" means [full name] of [lending office]; and "Transferee" means [full name] of [lending office].
3	The effective date of this Certificate is [•], Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which percentage represents $[•].

5
By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and
(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Arranger, the Security Trustee or any Lender in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective;
(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and
(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Arranger, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10
The Transferor and the Transferee each undertake with the Agent, the Arranger and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee and/or the Arranger in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's, the Arranger's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent, the Arranger or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent, the Arranger or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]
By:	By:
Date:	Date:
Agent
Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party
DVB BANK SE
By:
Date:
Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:
Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5
LIST OF APPROVED BROKERS
Maritime Strategies International Ltd.
Arrow Valuations Ltd United Kingdom
H Clarkson & Co Ltd United Kingdom
Fearnleys AS Norway
Golden Destiny S.A.
SSY Valuation Services Ltd.
RS Platou Shipbrokers A/S
Braemer Shipbrokers Limited
Vesselvalue Approved Broker
Lorentzen & Stemoco
Howe Robinson

SCHEDULE 6
DVB FORM OF ADMINISTRATION
To:	DVB Bank SE Platz der Republik 6 D-60325 Frankfurt Am-Main Germany

Attn: Loans Administration
[date]
Dear Sirs

Term loan facility of up to $30,000,000 (the "Financing") made available to RIGHTMOVE OWNERS INC. (the "Company")
We refer to the loan agreement (the "Loan Agreement") dated [•] 2013 and made between (i) ourselves as borrower (ii) the banks and financial institutions listed in Schedule 1 therein as lenders, (iii) yourselves as Agent, Arranger and Security Trustee in connection with a term loan facility of up to $30,000,000. Terms and expressions not otherwise defined herein shall have the same meaning as defined in the Loan Agreement.
We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration of the Loan Agreement or any other documents related to the Financing:
1	[name, title, address, phone, fax, mobile, email];
2	[name, title, address, phone, fax, mobile, email]; and
3	[name, title, address, phone, fax, mobile, email].
No persons other than the directors of the Company and the persons listed above (together, the "Authorised Persons") are hereby authorised to request any information from you regarding the Loan Agreement or any other matter related to the Financing or the Company or communicate with you in any way regarding the forgoing in and under any circumstances.
For the avoidance of doubt, the following are the Directors of the Company:
1	[name, title, address, phone, fax, mobile, email];
2	[name, title, address, phone, fax, mobile, email]; and
3	[name, title, address, phone, fax, mobile, email].
This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.
We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.

This letter shall be governed by, and construed in accordance with, English law.
Yours sincerely

___________________________
RIGHTMOVE OWNERS INC.

SCHEDULE 7
PART A

LETTER OF INSTRUCTION TO CLASSIFICATION SOCIETY
To: [Insert name of classification society]
Date:
Dear Sirs
Name of ship: m.v. "HUAHINE" (the "Ship")
Flag: [•]
Name of Owner: RIGHTMOVE OWNERS INC. (the "Owner")
Name of mortgagee: DVB Bank SE (the "Mortgagee")
We refer to the Ship, which is registered in the ownership of the Owner, and which has been entered in and classed by [insert name of classification society] (the "Classification Society").
The Mortgagee has agreed to provide financing to the Owner upon condition that, among other things, the Owner issues to the Mortgagee this letter of instruction to the Classification Society in the form presented by the Mortgagee.
The Owner and the Mortgagee irrevocably and unconditionally instruct and authorise the Classification Society (notwithstanding any previous instructions whatsoever which the Owner may have given to the Classification Society to the contrary) as follows:
1
to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class and other class records held by the Classification Society in relation to the Ship;

2
to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at the offices of the Classification Society and to take copies of them and, to the extent possible, to grant the Mortgagee electronic access to such records;

3	to notify the Mortgagee immediately by email to TL.S.TM.Amsterdam@dvbbank.com and techcom@dvbbank.com if the Classification Society:
(a)	receives notification from the Owner or any other person that the Ship's classification society is to be changed;
(b)	imposes a condition of class or issues a class recommendation in respect of the Ship;
(c)
becomes aware of any facts or matters which may result or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Owner's or the Ship's membership of the Classification Society;

4	following receipt of a written request from the Mortgagee:

(a)
to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(b)
if the Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

Notwithstanding the above instructions given for the benefit of the Mortgagee, the Owner shall continue to be responsible to the Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Society, and nothing in this letter should be construed as imposing any obligation or liability on the Mortgagee to the Classification Society in respect thereof. The instructions and authorisations which are contained in this notice shall remain in full force and effect until the Owner and the Mortgagee together give you notice in writing revoking them.
The Owner undertakes to reimburse the Classification Society in full for any costs or expenses it may incur in complying with the instructions and authorisations referred to in this letter.
This letter and any non-contractual obligations arising from or connected with it are governed by English law.
___________________
For and on behalf of
[•]

___________________
For and on behalf of
DVB BANK SE

PART B

LETTER OF UNDERTAKING FROM THE CLASSIFICATION SOCIETY
To:	[•] and DVB Bank SE

Dated:
Dear Sirs
Name of ship: m.v. "HUAHINE" (the "Ship")
Flag: [•]
Name of Owner: RIGHTMOVE OWNERS INC. (the "Owner")
Name of mortgagee: DVB Bank SE (the "Mortgagee")
We [name of classification society], hereby acknowledge receipt of a letter (a copy of which is attached hereto) dated [•] sent to us by the Owner and the Mortgagee (together the "Instructing Parties") regarding the Ship.
In consideration of the payment of US$[10] by the Instructing Parties and the agreement by the Mortgagee to approve the selection of [name of classification society] (the receipt and adequacy of which is hereby acknowledged), we undertake to comply with the instructions of the Instructing Parties contained in such letter.
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
Yours faithfully
For and on behalf of
[name of classification society]

SCHEDULE 8

TIMETABLES

LIBOR is fixed	Quotation Date as of 11:00 am London time

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 5.6	Noon on the Quotation Date

EXECUTION PAGE

THE BORROWER

Signed by Dimitrios Gynos	)	/s/Dimitrios Gynos
for and on behalf of	)
RIGHTMOVE OWNERS INC.	)
in the presence of:	)
ILIAS VASSILIOS TSIGOS		/s/Ilias Vassilios Tsigos
Attorney-at-Law Watson Farley & Williams 348 Syngrou Avenue 176 74 Kallithea Athens Greece

THE LENDERS

Signed by Erica Lacombe	)	/s/Erica Lacombe
for and on behalf of	)
DVB BANK SE	)
in the presence of:	)
ILIAS VASSILIOS TSIGOS		/s/Ilias Vassilios Tsigos
Attorney-at-Law Watson Farley & Williams 348 Syngrou Avenue 176 74 Kallithea Athens Greece

THE AGENT

Signed by Erica Lacombe	)	/s/Erica Lacombe
for and on behalf of	)
DVB BANK SE	)
in the presence of:	)
ILIAS VASSILIOS TSIGOS		/s/Ilias Vassilios Tsigos
Attorney-at-Law Watson Farley & Williams 348 Syngrou Avenue 176 74 Kallithea Athens Greece

THE SECURITY TRUSTEE

Signed by Erica Lacombe	)	/s/Erica Lacombe
for and on behalf of	)
DVB BANK SE	)
in the presence of:	)
ILIAS VASSILIOS TSIGOS		/s/Ilias Vassilios Tsigos
Attorney-at-Law Watson Farley & Williams 348 Syngrou Avenue 176 74 Kallithea Athens Greece

THE ARRANGER

Signed by Erica Lacombe	)	/s/Erica Lacombe
for and on behalf of	)
DVB BANK SE	)
in the presence of:	)
ILIAS VASSILIOS TSIGOS		/s/Ilias Vassilios Tsigos
Attorney-at-Law Watson Farley & Williams 348 Syngrou Avenue 176 74 Kallithea Athens Greece